SECOND SUPPLEMENTAL INDENTURE

By and Among

PRESTIGE BRANDS, INC.,
U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE,
PRESTIGE BRANDS HOLDINGS, INC.,
DENTAL CONCEPTS LLC
AND
PRESTIGE INTERNATIONAL HOLDINGS, LLC

Dated as of
December 19, 2006

A SUPPLEMENT TO THE INDENTURE
Dated as of April 6, 2004

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplement”) is dated as of December 19, 2006, and made and entered into by and among PRESTIGE BRANDS, INC., a Delaware corporation (the “Company”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), PRESTIGE BRANDS HOLDINGS, INC., a Delaware corporation (the “Holding Company”), DENTAL CONCEPTS LLC, a Delaware limited liability company (“Dental Concepts”), and PRESTIGE INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“PIH”). Each of the Holding Company, Dental Concepts and PIH has executed this Second Supplement for the purposes set forth in Section 1.3 hereof. This Second Supplement supplements and amends the Indenture, dated as of April 6, 2004 (the “Indenture”), by and among the Company, the Trustee and the Guarantors that are parties thereto, as supplemented and amended by the Supplemental Indenture, dated as of October 6, 2004 (the “First Supplement”), by and among the Company, the Trustee and Vetco, Inc., a New York corporation, which provided for the issuance of the Company’s 9¼% Senior Subordinated Notes Due 2012 (the “Notes”). As used herein, the term “Existing Indenture” shall mean the Indenture, as supplemented and amended by the First Supplement, and the term “Amended Indenture” shall mean the Indenture, as supplemented and amended by the First Supplement, this Second Supplement and as otherwise supplemented and amended from time to time. Except where specified herein, all capitalized terms not defined herein shall have the meanings ascribed to them in the Amended Indenture. References in this Second Supplement to the exhibits to and the specific sections and articles of the Existing Indenture shall refer to the exhibits to and the numbered sections and articles of the Indenture, as supplemented and amended by the First Supplement, and references in this Second Supplement to the exhibits to and the specific sections and articles of the Amended Indenture shall refer to the exhibits to and the numbered sections and articles of the Indenture, as supplemented and amended by the First Supplement, this Second Supplement and as otherwise supplemented and amended from time to time.

W I T N E S S E T H :

WHEREAS, Section 9.01 of the Existing Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Existing Indenture (i) to make any change that does not adversely affect the legal rights under the Existing Indenture of any Holder of the Notes, (ii) to conform the text of the Existing Indenture or the Notes to any provision of the “Description of the Notes” section of the offering memorandum, dated as of March 30, 2004 (the “Memorandum”), relating to the sale of the Initial Notes, to the extent that such provision was intended to be a verbatim recitation of a provision of the Existing Indenture or the Notes, and (iii) to add additional Guarantees or additional obligors with respect to the Notes; and

WHEREAS, as a result of a restructuring of the corporate organization that includes the Company, the Company and Prestige Brands International, LLC, a Delaware limited liability company (the “Parent”), are now Subsidiaries of the Holding Company, which is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

WHEREAS, Section 4.03 of the Existing Indenture presently requires that the Parent file with the Commission and provide the Trustee and Holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. entity subject to such Sections (collectively, the “SEC Reports”), even though the Parent is not otherwise required to do so; and

WHEREAS, the SEC Reports of the Parent and the Holding Company are substantially the same; and

WHEREAS, the Company has requested that the Trustee execute this Second Supplement to amend Section 4.03 of the Existing Indenture to eliminate the requirement under the Existing Indenture for the Parent to submit the SEC Reports to the Commission and the Trustee and the Holders and to require the Holding Company to submit the SEC Reports to the Commission and the Trustee and the Holders in lieu of the Parent, subject to the terms of this Second Supplement; and

WHEREAS, each of the Holding Company, Dental Concepts and PIH has agreed to become a Guarantor of the Notes; and

WHEREAS, the Company and the Trustee also have agreed, pursuant to Section 9.01(l) of the Existing Indenture, to amend the Existing Indenture to provide certain definitions that were omitted from the Existing Indenture but were included in the Memorandum;

NOW, THEREFORE, in consideration of the premises herein, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time, as follows:

ARTICLE I
SUPPLEMENTS AND AMENDMENTS

Section 1.1    Amendment to Section 1.01. Section 1.01 of the Existing Indenture is hereby amended, pursuant to Section 9.01(l) of the Existing Indenture, as follows:

(a)    The following definition is hereby inserted between the definitions of “HOLDER” and “IAI GLOBAL NOTE” as set forth therein:

“HOLDINGS” means Prestige Products Holdings, Inc., a Delaware corporation, and any successor entity (the owner of 100% of the outstanding common stock of the Company) and not any of its Subsidiaries.

(b)    The following definition is hereby inserted between the definitions of “OPINION OF COUNSEL” and “PARTICIPANT” as set forth therein:

“PARENT” means Prestige Brands International, LLC, a Delaware limited liability company, and any successor entity (the owner of 100% of the outstanding common stock of Holdings) and not any of its Subsidiaries.

Section 1.2    Amendment to Section 4.03. Section 4.03 of the Existing Indenture is hereby deleted and the following is hereby inserted in lieu therefor:

SECTION 4.03    REPORTS.

Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent shall file with the Commission and provide the Trustee and Holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. entity subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Parent shall not be so obligated to file such information, documents and reports with the Commission (i) prior to the completion of the Registered Exchange Offer and, in any event, if the Commission does not permit such filings, and (ii) as long as (A) the Parent is a wholly-owned Subsidiary of a Guarantor that files with the Commission, and provides the Trustee and Holders of Notes with, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. entity subject to such Sections and (B) such annual reports, information, documents and other reports so filed by such Guarantor are substantially the same as such annual reports, information, documents and other reports of the Parent would be if they were to be so prepared, filed and provided.

Section 1.3    Guarantees. Each of the Holding Company, Dental Concepts and PIH (each of which are referred to individually as an “Additional Guarantor” and collectively as the “Additional Guarantors”) hereby executes this Second Supplement for the purpose of providing a Guarantee of the Notes and agrees as follows:

(a)    Subject to this Section 1.3, each Additional Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under the Amended Indenture, the Registration Rights Agreement or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02 of the Amended Indenture, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Additional Guarantor shall be jointly and severally obligated with all other Guarantors to pay the same immediately. Each Additional Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. Each Additional Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several with all other Guarantors, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under the Amended Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to the Amended Indenture, the Notes or the Obligations of the Company under the Amended Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of an Additional Guarantor. Each Additional Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to:

(i)    any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Additional Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever;

(ii)    any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Guarantees;

(iii)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iv)    any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith;

(v)(1)    any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Additional Guarantor’s obligations hereunder, (2)

the benefit of any statute of limitations affecting such Additional Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(vi)    notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof;

(vii)    to the extent permitted under applicable law, the benefits of any “One Action” rule; and

(viii)    any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided in this Second Supplement and the Amended Indenture, including Sections 8.02, 8.03 and 10.05 of the Amended Indenture and Section 1.3(f) hereof, each Additional Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee, this Second Supplement and the Amended Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid to either the Trustee or such Holder, each Additional Guarantor’s Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Additional Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Additional Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Amended Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Amended Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantees. An Additional Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. The other Guarantors’ shares of such contribution payment will be computed based on the proportion that the net worth of the relevant Guarantor represents relative to the aggregate net worth of all of the Guarantors combined.

(b)    Each Additional Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Additional Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Additional Guarantor hereby irrevocably agree that each Additional Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Additional Guarantor under its Guarantee, but shall be limited to the lesser of (i) the aggregate amount of the Company’s obligations under the Notes and the Amended Indenture or (ii) the amount, if any, which would not have (1) rendered the Additional Guarantor “insolvent” (as such term is defined in Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its Guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which an Additional Guarantor is a party that the amount guaranteed pursuant to its Guarantee with respect to the Notes is the amount described in clause (i) of this Section 1.3(b) unless any creditor, or representative of creditors of the Additional Guarantor, or debtor in possession or trustee in bankruptcy of the Additional Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Additional Guarantor is limited to the amount described in clause (ii) of this Section 1.3(b).

(c)    In making any determination as to the solvency or sufficiency of capital of an Additional Guarantor in accordance with Section 1.3(b) hereof and this Section 1.3(c), the right of each Additional Guarantor to contribution from other Guarantors and any other rights such Additional Guarantor may have, contractual or otherwise, shall be taken into account.

(d)    To evidence its Guarantee set forth in Section 1.3(a) hereof, each Additional Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit E attached to the Amended Indenture shall be endorsed by an Officer of such Additional Guarantor on each Note authenticated and delivered by the Trustee and that this Second Supplement shall be executed on behalf of such Additional Guarantor by its President, Chief Financial Officer, Treasurer or one of its Vice Presidents. Each Additional Guarantor hereby agrees that its Guarantee set forth in Section 1.3(a) hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. If an Officer whose signature is on this Second Supplement or on a Guarantee no longer holds that office at the time the

Trustee authenticates the Note on which such Guarantee is endorsed, the Guarantee shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof under the Amended Indenture, shall constitute due delivery of the Guarantee set forth in this Second Supplement on behalf of each Additional Guarantor.

(e)    Except as otherwise provided in Section 1.3(f) hereof, no Additional Guarantor may consolidate with or merge with or into (whether or not such Additional Guarantor is the Surviving Person) another Person whether or not affiliated with such Additional Guarantor unless:

(i)    subject to Section 1.3(f) hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Additional Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Amended Indenture, its Guarantee and any Registration Rights Agreements on the terms set forth herein or therein; and

(ii)    the Additional Guarantor complies with the requirements of Article 5 of the Amended Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of such Additional Guarantor’s Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Amended Indenture to be performed by the Additional Guarantor, such successor Person shall succeed to and be substituted for the Additional Guarantor with the same effect as if it had been named in the Amended Indenture as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable under the Amended Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Amended Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Amended Indenture as though all of such Guarantees had been issued at the date of the execution of the Indenture. Except as set forth in Articles 4 and 5 of the Amended Indenture, and notwithstanding clauses (i) and (ii) of this Section 1.3(e), nothing contained in the Amended Indenture or in any of the Notes shall prevent any consolidation or merger of an Additional Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of an Additional Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

(f)    In the event of a sale or other disposition of all or substantially all of the assets of an Additional Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any

Additional Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Parent, then such Additional Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Additional Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Additional Guarantor) shall be released and relieved of any obligations under its Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the Amended Indenture, including without limitation Section 4.12 of the Amended Indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 4.17 of the Amended Indenture, such Subsidiary shall be released and relieved of any obligations under its Guarantee. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company or Parent in accordance with the provisions of the Amended Indenture, including without limitation Section 4.12 of the Amended Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Additional Guarantor from its obligations under its Guarantee. Any Additional Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Amended Indenture as provided in Article 10 of the Amended Indenture and this Section 1.3.

Each Additional Guarantor shall constitute a Guarantor for purposes of the Amended Indenture, and the terms of this Section 1.3 shall, as to each Additional Guarantor, constitute its Guarantee for purposes of the Amended Indenture. Notwithstanding the foregoing terms of this Section 1.3, each of the Additional Guarantors intends by its execution of this Second Supplement to provide its Guarantee on the same terms and conditions as the Guarantees of the other Guarantors under the Amended Indenture and agrees that this Section 1.3 shall be construed and enforced in a manner consistent with such intention.

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.1    Execution as Supplemental Indenture. This Second Supplement is executed and shall be construed as an indenture supplement to the Existing Indenture.

Section 2.2    Successors. This Second Supplement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

Section 2.3    Ratification. Except as expressly provided herein, all of the terms and provisions of the Existing Indenture are and shall remain in full force and effect.

Section 2.4    Governing Law. This Second Supplement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

Section 2.5    Counterparts; Construction. This Second Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. . As used herein, words in the singular number include the plural and words in the plural include the singular.

Section 2.6    The Trustee. The Trustee accepts the supplements and amendments to the Existing Indenture effected by this Second Supplement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed as of the day and year first above written.

PRESTIGE BRANDS, INC.

By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: President

U.S. BANK NATIONAL
ASSOCIATION, AS TRUSTEE

By: /s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

PRESTIGE BRANDS HOLDINGS, INC.

By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: Chief Executive Officer and President

DENTAL CONCEPTS LLC

By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: Chief Executive Officer

PRESTIGE INTERNATIONAL
HOLDINGS, LLC

By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: President

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